Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                              Contact:                      Lisa M. O’Neill
                                                                                                                                                     Executive Vice President and Chief Financial Officer
                                                                                                                                                     (574) 267-9125
                                                                                                                                                     lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record

First Quarter Performance

Net Income Increases 10% and Dividend Increases 14%

Warsaw, Indiana (April 25, 2016) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $12.3 million for the three months ended March 31, an increase of 10% versus $11.1 million for the first quarter of 2015. Diluted net income per common share for the quarter increased 11% to $0.73 versus $0.66 for 2015 and also represented a record first quarter for the company.

David M. Findlay, President and CEO, commented, “Our record first quarter performance was very gratifying for the entire Lake City Bank team. We continue to produce high quality earnings and are very proud of these results.”

Highlights for the quarter are noted below:

1st Quarter 2016 versus 1st Quarter 2015 Highlights:

•	Organic average loan growth of $335 million or 12%
•	Net interest income increase of $2.9 million or 11%
•	Average deposit growth of $294 million or 10%
•	Asset quality remains strong and with further improvement
•	Tangible book value per share increase of 9%

1st Quarter 2016 versus 4th Quarter 2015 Highlights:

•	Net interest margin expands from 3.17% to 3.26%
•	Organic average loan growth of $81 million or 3%
•	Core deposit growth of $95 million or 3%
•	Net interest income increase of $1.1 million or 4%
•	Asset quality remains strong and with further improvement

Findlay observed, “The best way for Lake City Bank to contribute to the economic strength of our Indiana communities is through making loans to retail and commercial clients. Our average loan growth of $81 million from the prior quarter represents significant commitment to our clients and communities and we are very pleased with this loan growth.”

As previously announced, the board of directors approved a cash dividend for the first quarter of $0.28 per share, payable on May 5, 2016, to shareholders of record as of April 25, 2016. The quarterly dividend represents a 14% increase over the $0.245 quarterly dividends paid in the last three quarters of 2015 and in the first quarter of 2016.

“We are proud to report another double digit dividend increase. Our consistent track record of healthy balance sheet growth and high quality earnings has contributed to a strong capital position, which provides us with the ability to significantly increase our dividend,” Findlay added.

Return on average total equity for the first quarter of 2016 was 12.35%, compared to 12.32% in the first quarter of 2015 and 12.49% for the linked fourth quarter of 2015. Return on average assets for the first quarter of 2016 was 1.30%, compared to 1.31% in the first quarter of 2015 and 1.30% for the linked fourth quarter 2015. The company’s tangible common equity to tangible assets ratio was 10.61% at March 31, 2016, compared to 10.58% at March 31, 2015 and 10.36% at December 31, 2015. Total risk-based capital was 13.72% at March 31, 2016, compared to 14.09% at March 31, 2015 and 13.62% at December 31, 2015.

Findlay continued, “Our first quarter results also reflect our long time success in growing shareholder value. Over the past 20 years, our tangible book value per share has grown at a compounded annual growth rate of 10%. The combination of long-term shareholder value creation and strong balance sheet and income statement growth has us well positioned for the future.”

Average total loans for the first quarter of 2016 were $3.09 billion, an increase of $334.5 million, or 12%, versus $2.75 billion for the comparable period of 2015. Total loans outstanding grew $341.1 million, or 12%, from $2.77 billion as of March 31, 2015 to $3.11 billion as of March 31, 2016. On a linked quarter basis, average total loans increased by $80.7 million, or 3%, from $3.01 billion for the fourth quarter of 2015 to $3.09 billion for the first quarter of 2016.

Average total deposits for the first quarter of 2016 were $3.23 billion, an increase of $294.1 million, or 10%, versus $2.94 billion for the corresponding period of 2015. Total deposits grew $256.5 million, or 9%, from $2.99 billion as of March 31, 2015 to $3.25 billion as of March 31, 2016. In addition, total core deposits, which exclude brokered deposits, increased $260.5 million, or 9%, from $2.87 billion at March 31, 2015 to $3.13 billion at March 31, 2016.

The company’s net interest margin was virtually unchanged at 3.26% for the first quarter of 2016, versus 3.27% for the first quarter of 2015. Net interest income increased $2.9 million, or 11%, to $28.6 million for the first quarter of 2016, versus $25.7 million for the first quarter of 2015. The net interest margin was 3.17% for the linked fourth quarter of 2015.  Net interest income increased $1.1 million, or 4%, as compared to $27.4 million in the linked fourth quarter of 2015. The nine basis point increase in the net interest margin versus the fourth quarter of 2015 was positively impacted by a 14 basis point increase in earning asset yields that were largely impacted by increased loan yields and improvements in investment security yields which collectively more than offset a 5 basis point increase in cost of funds. The company received prepayment income from the investment security portfolio totaling $230,000 and $421,000, during the first quarters of 2016 and 2015, respectively, which resulted from the early repayment of one security in the investment portfolio during each period.

For the thirteenth consecutive quarter, the company did not record a provision for loan losses. The absence of a provision for loan losses was generally driven by continued improvement in key loan quality metrics, including appropriate reserve coverage of nonperforming loans, a decrease in historical loss percentages, stable economic conditions in the company’s markets and sustained signs of improvement in its borrowers’ performance and future prospects. The company’s allowance for loan losses as of March 31, 2016 was $43.3 million compared to $45.7 million as of March 31, 2015 and $43.6 million as of December 31, 2015. The allowance for loan losses represented 1.39% of total loans as of March 31, 2016 versus 1.65% at March 31, 2015 and 1.42% as of December 31, 2015. The allowance for loan losses as a percentage of nonperforming loans was 571% as of March 31, 2016, versus 293% as of March 31, 2015, and 334% as of December 31, 2015.

Nonperforming assets decreased $8.3 million, or 51%, to $7.8 million as of March 31, 2016 versus $16.1 million as of March 31, 2015. On a linked quarter basis, nonperforming assets were $5.5 million lower than the $13.3 million reported as of December 31, 2015. The decrease in nonperforming assets from the linked quarter was primarily due to the return to accruing status of a $2.7 million commercial credit due to improved performance. In addition, a $2.0 million nonaccrual commercial credit paid off during the first quarter of 2016.  The ratio of nonperforming assets to total assets at March 31, 2016 declined to 0.21% from 0.46% at March 31, 2015 and from 0.35% at December 31, 2015. Net charge-offs to average loans were 0.04% for the first quarter of 2016 compared to 0.09% for the first quarter of 2015 and 0.14% for the fourth quarter of 2015. Net charge-offs totaled $326,000 in the first quarter of 2016 versus net charge-offs of $585,000 during the first quarter of 2015 and net charge-offs of $1.1 million during the linked fourth quarter of 2015.

Findlay observed, “Our continued improvement in loan quality is reflective of the stable and improving economic conditions in our markets. While there continue to be some sector challenges in the loan portfolio, we are very proud of the quality of the portfolio.”

The company’s noninterest income decreased 10% to $7.0 million for the first quarter of 2016 versus $7.8 million for the first quarter of 2015. The decrease was primarily attributable to the change in other income from a $313,000 credit valuation adjustment loss related to the company’s swap arrangements, a $226,000 write down to a property formerly used as a Lake City Bank branch that is held for sale and interest rate swap fee income recorded in the first quarter of 2015 in the amount of $460,000 versus none in the first quarter of 2016. Noninterest income was positively impacted by increases in recurring fee income for service charges on deposit accounts, loan, insurance and service fees as well as merchant card income which increased by $406,000, $269,000 and $81,000 respectively as compared to the first quarter 2015.

The company’s noninterest expense increased by 3% to $17.4 million in the first quarter of 2016 compared to $16.9 million in the first quarter of 2015 due primarily to increases in data processing and professional fees.  Data processing fees increased primarily due to increased technology and software related expenditures with the company’s core processor, which are volume and product driven and represent digital solutions and forward technology for clients.  Salaries and employee benefits decreased primarily due to lower employee health insurance costs of $895,000 that resulted from a premium reduction for the first quarter 2016 that is not expected to recur. The company’s medical insurance plan is a trust that includes a pool of assets from a number of banks in Indiana. In the first quarter of 2016, member banks received a discount to maintain trust assets below a required threshold due to asset value increases that were faster than anticipated. The company's efficiency ratio was 49% for the first quarter of 2016, compared to 50% for the first quarter of 2015 and 49% for the linked fourth quarter of 2015.

Lakeland Financial Corporation is a $3.8 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 48 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at www.lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company’s financial results, is included in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS
	Three Months Ended
(Unaudited – Dollars in thousands)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2016	2015	2015
Assets	$3,808,907	$3,766,286	$3,477,654
Deposits	3,250,735	3,183,421	2,994,239
Brokered Deposits	120,125	148,040	124,176
Core Deposits	3,130,610	3,035,381	2,870,063
Loans	3,113,300	3,080,929	2,772,213
Allowance for Loan Losses	43,284	43,610	45,677
Total Equity	406,963	392,901	370,839
Goodwill net of deferred tax assets	3,140	3,168	3,180
Tangible Common Equity	403,823	389,733	367,659
AVERAGE BALANCES
Total Assets	$3,812,316	$3,750,998	$3,441,078
Earning Assets	3,590,822	3,502,618	3,246,722
Investments	478,537	479,942	477,245
Loans	3,089,348	3,008,681	2,754,847
Total Deposits	3,231,298	3,220,736	2,937,172
Interest Bearing Deposits	2,569,704	2,551,778	2,381,187
Interest Bearing Liabilities	2,727,422	2,670,605	2,499,877
Total Equity	399,921	390,241	366,692
INCOME STATEMENT DATA
Net Interest Income	$28,582	$27,452	$25,700
Net Interest Income-Fully Tax Equivalent	29,102	27,976	26,186
Provision for Loan Losses	0	0	0
Noninterest Income	7,043	8,069	7,795
Noninterest Expense	17,384	17,357	16,901
Net Income	12,279	12,286	11,136
PER SHARE DATA
Basic Net Income Per Common Share	$0.74	$0.74	$0.67
Diluted Net Income Per Common Share	0.73	0.73	0.66
Cash Dividends Declared Per Common Share	0.245	0.245	0.21
Dividend Payout	33.56%	33.56%	31.82%
Book Value Per Common Share (equity per share issued)	24.37	23.60	22.32
Tangible Book Value Per Common Share	24.19	23.42	22.13
Market Value – High	46.55	49.49	43.83
Market Value – Low	39.80	43.38	37.42
Basic Weighted Average Common Shares Outstanding	16,679,835	16,637,986	16,590,285
Diluted Weighted Average Common Shares Outstanding	16,885,204	16,883,007	16,789,497
KEY RATIOS
Return on Average Assets	1.30%	1.30%	1.31%
Return on Average Total Equity	12.35	12.49	12.32
Average Equity to Average Assets	10.49	10.40	10.66
Net Interest Margin	3.26	3.17	3.27
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	48.80	48.86	50.46
Tier 1 Leverage	11.15	11.10	11.35
Tier 1 Risk-Based Capital	12.46	12.37	12.83
Common Equity Tier 1 (CET1)	11.58	11.48	11.84
Total Capital	13.72	13.62	14.09
Tangible Capital	10.61	10.36	10.58
ASSET QUALITY
Loans Past Due 30 - 89 Days	$4,024	$2,766	$1,091
Loans Past Due 90 Days or More	0	0	88
Non-accrual Loans	7,579	13,055	15,520
Nonperforming Loans (includes nonperforming TDR's)	7,579	13,055	15,608
Other Real Estate Owned	243	210	473
Other Nonperforming Assets	0	15	31
Total Nonperforming Assets	7,822	13,280	16,112
Performing Troubled Debt Restructurings	8,590	6,260	13,014
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	5,519	10,914	11,973
Total Troubled Debt Restructurings	14,109	17,174	24,987
Impaired Loans	17,418	20,576	30,154
Non-Impaired Watch List Loans	123,984	122,332	136,119
Total Impaired and Watch List Loans	141,402	142,908	166,273
Gross Charge Offs	466	1,242	708
Recoveries	140	158	123
Net Charge Offs/(Recoveries)	326	1,084	585
Net Charge Offs/(Recoveries) to Average Loans	0.04%	0.14%	0.09%
Loan Loss Reserve to Loans	1.39%	1.42%	1.65%
Loan Loss Reserve to Nonperforming Loans	571.11%	334.04%	292.64%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	267.70%	225.78%	159.58%
Nonperforming Loans to Loans	0.24%	0.42%	0.56%
Nonperforming Assets to Assets	0.21%	0.35%	0.46%
Total Impaired and Watch List Loans to Total Loans	4.54%	4.64%	6.00%
OTHER DATA
Full Time Equivalent Employees	521	518	503
Offices	48	47	46

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
March 31, 2016 and December 31, 2015
(in thousands, except share data)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$ 63,849	$ 67,484
Short-term investments	16,889	13,190
Total cash and cash equivalents	80,738	80,674

Securities available for sale (carried at fair value)	485,263	478,071
Real estate mortgage loans held for sale	2,186	3,294

Loans, net of allowance for loan losses of $43,284 and $43,610	3,070,016	3,037,319

Land, premises and equipment, net	48,628	46,684
Bank owned life insurance	70,043	69,698
Federal Reserve and Federal Home Loan Bank stock	7,668	7,668
Accrued interest receivable	10,030	9,462
Goodwill	4,970	4,970
Other assets	29,365	28,446
Total assets	$ 3,808,907	$ 3,766,286

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 660,318	$ 715,093
Interest bearing deposits	2,590,417	2,468,328
Total deposits	3,250,735	3,183,421

Short-term borrowings
Securities sold under agreements to repurchase	59,504	69,622
Other short-term borrowings	35,000	70,000
Total short-term borrowings	94,504	139,622

Long-term borrowings	32	34
Subordinated debentures	30,928	30,928
Accrued interest payable	4,212	3,773
Other liabilities	21,533	15,607
Total liabilities	3,401,944	3,373,385

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
16,696,834 shares issued and 16,596,745 outstanding as of March 31, 2016
16,641,651 shares issued and 16,546,044 outstanding as of December 31, 2015	99,962	99,123
Retained earnings	302,202	294,002
Accumulated other comprehensive income	7,363	2,142
Treasury stock, at cost (2016 - 100,089 shares, 2015 - 95,607 shares)	(2,653)	(2,455)
Total stockholders' equity	406,874	392,812
Noncontrolling interest	89	89
Total equity	406,963	392,901
Total liabilities and equity	$ 3,808,907	$ 3,766,286

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2016 and 2015
(unaudited in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2016	2015
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 29,630	$ 26,257
Tax exempt	111	117
Interest and dividends on securities
Taxable	2,546	2,448
Tax exempt	895	829
Interest on short-term investments	28	13
Total interest income	33,210	29,664

Interest on deposits	4,195	3,648
Interest on borrowings
Short-term	147	60
Long-term	286	256
Total interest expense	4,628	3,964

NET INTEREST INCOME	28,582	25,700

Provision for loan losses	0	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	28,582	25,700

NONINTEREST INCOME
Wealth advisory fees	1,160	1,184
Investment brokerage fees	288	492
Service charges on deposit accounts	2,780	2,374
Loan, insurance and service fees	1,838	1,569
Merchant card fee income	497	416
Bank owned life insurance income	173	375
Other income	(72)	954
Mortgage banking income	327	389
Net securities gains/(losses)	52	42
Total noninterest income	7,043	7,795

NONINTEREST EXPENSE
Salaries and employee benefits	9,605	9,723
Net occupancy expense	1,096	1,084
Equipment costs	901	916
Data processing fees and supplies	2,032	1,767
Corporate and business development	857	790
FDIC insurance and other regulatory fees	523	486
Professional fees	827	689
Other expense	1,543	1,446
Total noninterest expense	17,384	16,901

INCOME BEFORE INCOME TAX EXPENSE	18,241	16,594
Income tax expense	5,962	5,458
NET INCOME	$ 12,279	$ 11,136

BASIC WEIGHTED AVERAGE COMMON SHARES	16,679,835	16,590,285
BASIC EARNINGS PER COMMON SHARE	$ 0.74	$ 0.67
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,885,204	16,789,497
DILUTED EARNINGS PER COMMON SHARE	$ 0.73	$ 0.66

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2016
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2016		2015		2015
Commercial and industrial loans:
Working capital lines of credit loans	$ 591,136	19.0%	$ 581,025	18.9%	$ 574,057	20.7%
Non-working capital loans	614,619	19.7	598,487	19.4	504,878	18.2
Total commercial and industrial loans	1,205,755	38.7	1,179,512	38.3	1,078,935	38.9

Commercial real estate and multi-family residential loans:
Construction and land development loans	206,378	6.6	230,719	7.5	151,065	5.4
Owner occupied loans	447,620	14.4	412,026	13.4	396,849	14.3
Nonowner occupied loans	408,273	13.1	407,883	13.2	399,842	14.4
Multifamily loans	104,303	3.4	79,425	2.6	94,327	3.4
Total commercial real estate and multi-family residential loans	1,166,574	37.5	1,130,053	36.7	1,042,083	37.6

Agri-business and agricultural loans:
Loans secured by farmland	144,687	4.6	164,375	5.3	119,934	4.3
Loans for agricultural production	128,456	4.1	141,719	4.6	96,307	3.5
Total agri-business and agricultural loans	273,143	8.8	306,094	9.9	216,241	7.8

Other commercial loans	83,617	2.7	85,075	2.8	82,478	3.0
Total commercial loans	2,729,089	87.7	2,700,734	87.7	2,419,737	87.3

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	161,701	5.2	158,062	5.1	145,289	5.2
Open end and junior lien loans	160,734	5.2	163,700	5.3	150,007	5.4
Residential construction and land development loans	8,488	0.3	9,341	0.3	8,666	0.3
Total consumer 1-4 family mortgage loans	330,923	10.6	331,103	10.7	303,962	11.0

Other consumer loans	53,327	1.7	49,113	1.6	48,733	1.8
Total consumer loans	384,250	12.3	380,216	12.3	352,695	12.7
Subtotal	3,113,339	100.0%	3,080,950	100.0%	2,772,432	100.0%
Less: Allowance for loan losses	(43,284)		(43,610)		(45,677)
Net deferred loan fees	(39)		(21)		(219)
Loans, net	$3,070,016		$3,037,319		$2,726,536

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FIRST QUARTER 2016
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2016		2015		2015
Non-interest bearing demand deposits	$ 660,318		$ 715,093		$ 589,773
Interest bearing demand, savings & money market accounts	1,475,291		1,470,814		1,408,190
Time deposits under $100,000	250,998		259,260		287,396
Time deposits of $100,000 or more	864,128		738,254		708,880
Total deposits	3,250,735		3,183,421		2,994,239
Short-term borrowings	94,504		139,622		60,517
Long-term borrowings	32		34		34
Subordinated debentures	30,928		30,928		30,928
Total borrowings	125,464		170,584		91,479
Total funding sources	$ 3,376,199		$ 3,354,005		$ 3,085,718

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,077,441	$29,630	3.87%	$2,996,373	$28,544	3.78%	$2,741,894	$26,257	3.88%
Tax exempt (1)	11,907	166	5.61	12,308	170	5.49	12,953	175	5.48
Investments: (1)
Available for sale	478,537	3,906	3.28	479,942	3,386	2.80	477,245	3,705	3.15
Short-term investments	6,210	4	0.26	5,331	1	0.07	4,581	1	0.09
Interest bearing deposits	16,727	24	0.58	8,664	15	0.69	10,049	12	0.48
Total earning assets	$3,590,822	$33,730	3.78%	$3,502,618	$32,116	3.64%	$3,246,722	$30,150	3.77%
Less: Allowance for loan losses	(43,394)			(44,562)			(46,041)
Nonearning Assets
Cash and due from banks	97,093			131,756			83,569
Premises and equipment	47,237			44,753			42,092
Other nonearning assets	120,558			116,433			114,736
Total assets	$3,812,316			$3,750,998			$3,441,078

Interest Bearing Liabilities
Savings deposits	$253,313	$123	0.20%	$242,587	$119	0.19%	$224,787	$107	0.19%
Interest bearing checking accounts	1,240,226	1,324	0.43	1,247,645	1,132	0.36	1,203,367	1,162	0.39
Time deposits:
In denominations under $100,000	254,605	737	1.16	265,788	788	1.18	286,857	832	1.18
In denominations over $100,000	821,560	2,011	0.98	795,758	1,825	0.91	666,176	1,547	0.94
Miscellaneous short-term borrowings	126,758	147	0.47	87,865	50	0.23	87,728	60	0.28
Long-term borrowings and
subordinated debentures (4)	30,960	286	3.72	30,962	226	2.90	30,962	256	3.35
Total interest bearing liabilities	$2,727,422	$4,628	0.68%	$2,670,605	$4,140	0.62%	$2,499,877	$3,964	0.64%
Noninterest Bearing Liabilities
Demand deposits	661,594			668,957			555,984
Other liabilities	23,379			21,195			18,525
Stockholders' Equity	399,921			390,241			366,692
Total liabilities and stockholders' equity	$3,812,316			$3,750,998			$3,441,078

Interest Margin Recap
Interest income/average earning assets		33,730	3.78		32,116	3.64		30,150	3.77
Interest expense/average earning assets		4,628	0.52		4,140	0.47		3,964	0.50
Net interest income and margin		$29,102	3.26%		$27,976	3.17%		$26,186	3.27%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 35 percent tax rate for 2016 and 2015. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2016 and 2015, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.
(4)	Long-term borrowings and subordinated debentures interest expense was reduced by interest capitalized on construction in process for 2015.